PRESS RELEASE

DTS Prices Follow-on Public Offering

Agoura Hills, Calif. — November 19, 2003 — DTS (Digital Theater Systems, Inc.) (Nasdaq: DTSI) today announced that it has priced the follow-on public offering of its common stock at a price of $25.75 per share, before underwriting discounts and commissions. The offering consists of 4,500,000 shares of common stock, of which 1,500,000 are newly issued shares offered by the Company and 3,000,000 are secondary shares offered by selling stockholders. The offering is expected to close on November 25, 2003. In addition, the Company has granted the underwriters an option to purchase from the Company up to an additional 675,000 newly issued shares of common stock to cover over-allotments, if any.

SG Cowen is acting as lead manager in the offering, and the co-managers are William Blair & Company, Thomas Weisel Partners LLC, and U.S. Bancorp Piper Jaffray.

The offering of these securities is made only by means of a prospectus, which may be obtained by calling the SG Cowen Prospectus Department at 631-254-7106 or contacting SG Cowen at 1155 Long Island Avenue, Edgewood, New York 11717.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission on November 19, 2003. The public offering is being made by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DTS

DTS (Digital Theater Systems, Inc.) is a digital technology company. DTS licenses its technology to consumer electronics products manufacturers for inclusion in products such as audio/video receivers, DVD players, and home theatre systems. Additionally, DTS provides products and services to film studios, production companies, and movie theatres to produce and play back digital multi-channel film soundtracks.

DTS is a trademark of Digital Theater Systems, Inc.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. For example, the timing of the closing of this offering could vary based upon the timing of the satisfaction of the closing conditions contained in the underwriting agreement relating to the offering. Actual results, performance or achievements could differ materially from the Company’s current expectations. DTS undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Investor Relations Contacts:	Press Contact:
Erica Abrams or Annie Palmore	Kristin Thomson
the blueshirt group for DTS	Director of Public Relations
415-217-7722	DTS
erica@blueshirtgroup.com	818-706-3525
annie@blueshirtgroup.com	kthomson@dtsonline.com

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